Exhibit 99.1

David Crane Steps Down as CEO of NRG;

Mauricio Gutierrez Becomes CEO

PRINCETON, NJ — December 3, 2015 — NRG (NYSE:NRG) announced today that David Crane is stepping down as President and Chief Executive Officer of NRG, effective immediately. Mr. Crane has served in this position since 2003.

“During more than 12 years at the helm of NRG, Mr. Crane led the company from emergence from bankruptcy to its current position as leader in the wholesale and retail energy markets,” said Howard E. Cosgrove, Chairman of the NRG Board. “The Board thanks Mr. Crane for his leadership that helped transform NRG into the Company it is today.”

Replacing Mr. Crane will be Mauricio Gutierrez, who will be President and Chief Executive Officer and it is expected that Mr. Gutierrez will be appointed as a Director of NRG. Mr. Gutierrez has served as Executive Vice President and Chief Operating Officer since July 2010 and has been with the Company in various roles since August 2004.

Mr. Crane will assist in the CEO transition through the end of the year.

About NRG

NRG is leading a customer-driven change in the U.S. energy industry by delivering cleaner and smarter energy choices, while building on the strength of the nation’s largest and most diverse competitive power portfolio. A Fortune 200 company, we create value through reliable and efficient conventional generation while driving innovation in solar and renewable power, electric vehicle ecosystems, carbon capture technology and customer-centric energy solutions. Our retail electricity providers serve almost 3 million residential and commercial customers throughout the country. More information is available at www.nrg.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

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Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527